Exhibit 7.12

General Pledge and Assignment Agreement

(Pledgor and Borrower are identical}

ShanghaiMed, Inc.

Name(s), first name(s) / Company name of the Pledgor(s)

Moore Stephens International, Services (BVI) Limited, Palm Grove House, Wickhams Cay I, Tortola, Post Office Box 3186, Road Town, Virgin Islands, British

Address(es) of the Pledgor(s)

(hereinafter “Pledgor”)

hereby pledges and/or assigns for security purposes and/or transfers for security purposes the Collateral (as defined below) in favour of

BANK JULIUS BAER & CO. LTD.

including its Swiss and foreign branches (hereinafter “Bank”) in order to secure all claims (i.e. the Secured Claims [as defined below]) which the Bank currently has or may acquire in the future against the Pledgor or his legal successors.

Collateral

All present and future assets, claims and rights of the Pledgor (on all existing and future accounts/ custody accounts), which are or will be held or booked or are in transit to be held or booked, in whole or in part, for the account of the Pledger by the Bank, in the Bank’s name by third parties, be accessible to or located on the premises of the Bank, be held by the Bank on a fiduciary basis for the account of the Pledgor, or be directly or indirectly, in possession of the Bank or over which the Bank has or will have the power of disposal for any legal reason (hereinafter “Collateral”) including but not limited to:

1.1       all intermediated securities according to the Swiss Federal Intermediated Securities Act (FISA) (the “Intermediated Securities”), all securities in certificated, uncertificated or book-entry form, loan-stock rights and all securities that the Pledgor might own from time to time arising from any conversion of, exchange for or replacement of present securities or granting of additional securities (the “Securities”);

1.2       all other assets, items of value, insurance policies, and goods and commodities (such as precious metals, coins, documents relating to claims and investments, documents conveying rights to movable assets, mortgage securities etc .) and claims arising from relating insurance policies including all subsidiary rights due now and in future (e. g. interest, rental payments etc.) (the “Items of Value”);

1.3       all present and future claims, credit balances or other receivables, including monetary claims and receivables relating to and arising from the Securities , of the Pledgor arising from the account relationship or other relationships with the Bank, due or yet to become due, as well as all present credit balances and those that may subsequently come into existence in Swiss francs as well as foreign currencies or their equivalent expressed in Swiss francs and all other rights of whatsoever kind (the “Receivables”);

1.4       rights and claims arising from any realisation of the Collateral together with any rights directly or indirectly related to the Collateral (the “Realisation Claims”); and

1.5       rights and claims arising from investments which the Bank undertakes on a fiduciary basis at the expense and risk of the Pledgor (the “Investment Claims”).

2                 Secured claims

Secured claims (hereinafter “Secured Claims”) under this Agreement are all present and future claims of the Bank (including margin requirements, contingent liabilities, derivative transactions, disputed claims, etc.) that have arisen or may arise in the future from the Pledger’s business dealings with the Bank or that have arisen or may arise in the future from other legal causes even if a legal source has not yet been enacted or come into force.

The Collateral shall cover in particular, but not exclusively, the amount in principal of the Secured Claims as well as interest accrued, interest due and future interest (even if only accruing and not yet due), commission, brokerage and any reasonably incurred expenses such as customs duties, insurance premiums, and costs incurred in enforcing the Collateral, as applicable, as well as costs and indemnities incurred from litigation and execution proceedings but excluding any proceedings where the Bank’s negligence or breach of this Agreement is established.

For internal use of the Bank only and
without any limitation of Pledge and Assignment	Filed under ZR no . 0318.8688

3                 Perfection of Security Rights over Collateral

The Pledger hereby, as the case may be:

1                 agrees to transfer for security purposes and hereby transfers for security purposes (Sicherungsubereignung) to the Bank all of the Items of Value; and

2                 agrees to assign for security purposes and hereby assigns for security purposes (Sicherungsabtretung) to the Bank all of the Receivables, the Securities and Intermediated Securities, the Realisation Claims and the Investment Claims,

provided, however, that Collateral shall not be assigned for security purposes or transferred for security purposes and, therefore, the Pledger hereby agrees to pledge and hereby pledges all such Collateral which:

1                 as a matter of the assignment would be extinguished as a consequence of confusion; or

2                 as a matter of the assignment or transfer would trigger notification requirements, be it under takeover, stock exchange or other applicable laws; or

3                 on a case-by-case basis, the Bank would favour a pledge over an assignment or transfer and notifies the Pledger to this effect. If the Bank omits to send such notification giving details of the Collateral in question to the Pledger, it is deemed to be assigned for security purposes or, as the case may be, transferred for security purposes to the Bank.

The Pledger undertakes to procure that Securities in registered form shall be endorsed in blank by the relevant shareholder. Such Securities shall be held by the Bank in its capacity as secured party, Securities which are neither in registered form nor in bearer form are hereby assigned in accordance with article 901 paragraph 2 of the Swiss Civil Code and article 165 of the Swiss Code of Obligations.

Any assets subject to a pledge pursuant to article 884 of the Swiss Civil Code shall forthwith only be accessible and disposable by the Pledger subject to the Bank’s prior express consent. The Bank shall be entitled to notify debtors of the Pledger in relation to the Collateral about the pledge and assignment of the related claims by the Pledger to the Bank . The Bank is entitled to claim the fulfilment of these obligations against the Pledger’s debtor to itself. For this purpose the Pledger shall release the Bank from its duty to maintain banking secrecy and other duties of non-disclosure. The Bank’s rights to assigned Securities shall rank ahead of subsequent transfers to Intermediated Securities. The Bank’s prior right of retention remains reserved.

4                 Treatment of Collateral

For the avoidance of doubt, the voting rights of the Securities and Intermediated Securities being subject to this Agreement shall always remain with the Pledger. However, the Bank shall be entitled but not obliged to represent the Pledger with regard to the pledged securities and to exercise any possible membership rights.

In the event that the Collateral shall be transferred to a new owner, the Pledger agrees to cooperate and to issue upon request any declarations, endorsements or assignments reasonably necessary for the enforcement of the Collateral.

The Pledger authorises the Bank to take all steps which the Bank considers reasonably necessary for the creation, perfection, preservation and realisation of the Collateral and agree to immediately fulfil all formalities which the Bank may reasonably require. The Bank is authorised, but not obliged, to call in and to collect pledged and/or assigned securities, bills of exchange, claims and the like, as well as to collect interest, dividends, etc. It shall, however, not be obliged to file claims against the Pledger in the event of bankruptcy, death, public notice to creditors, judicial inventory, etc. of the Pledger itself.

The Pledger is exclusively responsible for the preservation of the value of the Collateral. In addition, and irrespective of any measures taken by the Pledger, the Bank may take but is not obliged to take any such measures it deems necessary in order to protect its own interests in the Collateral.

5                 Insurance of Collateral

In case of mortgage deeds, instruments conveying title to goods or other movable property as Collateral, the Pledger shall be obliged to insure the Collateral, or the real property or goods underlying such Collateral, on his own account and at his own expense, with an insurance company reasonably acceptable to the Bank, against all reasonably related risks. The Pledger shall assign all insurance and other claims for compensation, whether private or public, accruing to him in relation to these items for the purpose of the assignment. All insurance documents (including but not limited to insurance policies), bearing the necessary endorsements of assignment, must be handed over to the Bank at its request. In case of non-compliance with this provision, the Bank shall be entitled, but not obliged, to have the Collateral insured at the expense of the Pledger with an insurance company of the Bank’s choice.

6                 Additional Collateral

This Agreement shall apply in addition to and have no impact on any existing or future guarantees and collateral agreements in favour of the Bank. The release of individual Collateral from the Pledge and/or Assignment does not affect the Bank’s remaining Collateral. In the event that Collateral is exchanged, the new items shall be subject to this Agreement without further formalities .

7                 Lending Value of the Collateral

The Bank will assign a value to the Collateral (“Lending Value”). The Lending Value is determined on the basis of the respective market value of the Collateral, less a percentage (“Haircut”) calculated by the Bank, which takes into account, among others, the type of Collateral, its quality and liquidity, its market or nominal value and type of the Pledger. The Lending Value therefore varies mainly according to the price fluctuations of the Collateral, but can also do so according to the Bank altering the Haircuts. The Bank determines at its sole discretion, without notice to the Pledger, (i) which assets, claims or rights qualify as Collateral, and (ii) their respective Haircuts.

The current Lending Value will be provided to the Pledger upon request.

8                 Margin Call and Liquidation of Collateral

8.1       Margin Call

If the Bank considers that the Lending Value is no longer sufficient to cover the Secured Claims (e.g. due to a loss in the market value of the Collateral and/or due to the increase of the Haircut(s) and/or due to the increase in the amount of the Secured Claims), the Bank shall be entitled, but not obliged, to demand from the Pledger,

a)             to provide additional assets, claims or rights considered acceptable and adequate by the Bank as Collateral; and/or

b)             to repay the Secured Claims fully or partially or to otherwise reduce the Secured Claims (e.g. by closing trading operations such as forward exchange transactions)

each a “Margin Call”

8.2       Form of demand

The demand shall be deemed validly served if submitted to the Pledger verbally (personally or via phone) or by letter, fax, e-mail or all other electronic means. The Pledger is entitled to ask the Bank to communicate the respective reasons. If the Pledger has instructed the Bank to hold the mail, all such demands shall be deemed validly served if documented in the Pledger’s mail file as at the date of such filing.

8.3       Liquidation of Collateral and/or Closing of Open Positions

a)             If the Pledger does not meet the Margin Call within the period of time determined by the Bank - which may be immediately depending on the market situation and risk of loss - or if

b)             for legal or factual reasons (e. g. the Pledger cannot be contacted, etc.) such notice/request cannot be effected; and/or

c)              other extraordinary circumstances occur (e.g. considerable market fluctuations, etc.),

then all Secured Claims shall immediately and without further notice become due and payable.

In this case the Bank shall be entitled, but not obliged, to liquidate the Collateral at its sole discretion by any means whatsoever (including through private sale or acquiring the Collateral for its own account at market value) without having to initiate proceedings under, and without regard to the formalities provided in, the Swiss Federal Debt Enforcement and Bankruptcy Act and without incurring any responsibility on the part of the Bank, to the extent necessary to satisfy its Secured Claims, either immediately or at a later date irrespective of any due dates . Should the Bank decide to initiate ordinary debt enforcement proceedings under the Swiss Federal Debt Enforcement and Bankruptcy Act to enforce its claims, it may at its sole discretion initiate proceedings against the Pledger, either for debt enforcement by way of realisation of Collateral, bankruptcy or seizure and realisation of assets.

In addition , the Bank is entitled to cancel, call in and set off the claims pledged and/or assigned , as applicable . The Bank is also entitled to convert cash in one currency into another currency and to enter into any transaction and/or take any other type of action, including but not limited to closing of open positions and/or offsetting other transactions and to use the Collateral for offsetting purposes or realise it as described above to repay any losses that may have arisen.

The Bank is also entitled to retain the liquidation proceeds on an account of the Pledger instead of using the proceeds to fully or partially repay the Secured Claims, as well as to retain any Collateral in any account of the Pledger with the Bank until all Secured Claims will be settled.

If the Pledger is a qualified investor in accordance to the Swiss Federal Intermediated Securities Act (FISA), the Pledgor shall herewith waive notification of the realisation of Intermediated Securities.

Where more than one of the Secured Claims remain unsettled and/or the Collateral consists of more than one item pledged and/or assigned and/or there are items pledged and/or assigned by third-parties, the Bank shall be entitled to freely decide on the chronological order in which Secured Claims shall be fully or partially settled and items pledged and/or assigned shall be liquidated, realised respectively open or short positions closed. The Pledger hereby acknowledges not to receive prior notice from the Bank of the chronological order of the closing and settlement actions taken.

These actions undertaken by the Bank may not only result in a realization of the existing book losses, but additionally in further losses related to the closing and liquidation costs, for the Pledgor.

The Pledger will receive respective trade confirmations or similar notifications in respect of executed transactions in context of the realisation of the Collateral.

8.4       Other Breach of Obligations

The above paragraph about the Liquidation of Collateral shall likewise be applicable if the Pledger is (wholly or partially) in default with the payment of any Secured Claim (or part thereof) or fails to perform or observe any obligations vis- a-vis the Bank or breaches any terms of this Agreement or any other agreement with the Bank or if any representation or warranty by the Pledger is or becomes at any time during the term of the Agreement untrue or if Collateral is claimed by competent authorities for any reason or a due assessment of the situation indicates that such a claim is threatened or imminent.

9                 Representations

The Pledger guarantees, warrants and represents :

1                 that all Collateral being subject to this Agreement is free of any further charges or restrictions as well as of any limitations and restrictions with regard to its transferability and/or pledgeabilty;

2                 that the execution of this Agreement and any other agreement with the Bank does not violate or conflict with any Swiss or foreign laws, regulations or contractual obligations applicable to the Pledger;

3                 not to do, cause or permit anything which will, or could be reasonably expected to, adversely affect the Collateral or the rights of the Bank under this Agreement or which in any way is inconsistent with this Agreement, violates this Agreement or could reduce the value of the Collateral;

4                 not to create any other security over the Collateral which such further security is intended to rank in priority to or equally with the Collateral granted in accordance with this Agreement without the prior written consent of the Bank;

5                 to comply with legal, fiscal and other reporting obligations under Swiss and applicable foreign law associated with his/her position as Pledger; and

6                 if third parties’ assets, claims or rights, which are deposited or booked into accounts with the Bank in the name of and managed by the Pledger, shall be pledged and/or assigned, as applicable , to the Bank, the Pledger herewith confirms to be fully and unconditionally authorised to pledge and/or assign, as applicable, such assets , claims and rights by this Agreement.

10          Miscellaneous

It is the sole responsibility of the Pledger to obtain advice on and to comply with all reporting obligations, disclosure requirements (especially those to the tax authorities), trading restrictions and any other market rules under the laws and regulations applicable to them at any time .

The Pledger herewith confirms to be solely responsible to inform itself about the Secured Claims .

The headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

The General Banking Conditions, the Terms and Conditions Applicable to Custody Accounts, and any other agreements that govern the relationship between the Pledger and the Bank form integral parts of this Agreement.

11          Term of this Agreement

This Agreement and the Collateral remains in effect notwithstanding the existence of any current claim of the Bank and hence, remain in effect even if the Secured Claims have been satisfied in full or in part from time to time. The Bank must agree to a termination. If the Pledger requires termination, the Pledger shall request from the Bank a written cancellation notice of this Agreement.

12          Applicable Law and Place of Jurisdiction

All legal relations between the Pledgor and the Bank shall be governed by substantive Swiss law (with the exclusion of law of conflicts rules). The place of performance and place of debt collection for Pledgors, who are domiciled abroad and the sole place of jurisdiction for all proceedings is the Bank’s principal place of business in Zurich, Switzerland, or the location of the Swiss branch with which the business relationship exists. The Bank is also entitled to initiate legal proceedings against the Pledgor at any other competent court. Compulsory places of jurisdiction shall remain reserved.

The Pledger hereby confirms to have received a copy of this Agreement as well as the General Banking Conditions of the Bank.

Geneva, 1 Nov, 2017	/s/ LEE LIGANG ZHANG
Place, date	Signature(s) of Pledgor